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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 24, 2010

YaSheng Group
(Exact name of registrant as specified in its charter)

California		33-0788293
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

805 Veterans Blvd., Suite 228, Redwood City, California	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(650) 363-8345

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 8.01	Other Events

On September 24, 2010, the Board adopted a charter for the governance of the Audit Committee of the Board, effective October 1, 2010.  The Committee is composed of directors from the Board who are “independent” of management of the Company as provided by applicable law and regulations.  Messrs. Zhang Xinmin, Wei Tingwu, and WangAnxue will serve as members of the Audit Committee.   Mr. Zhang Xinmin has been appointed as the Chairman of the Audit Committee.

On September 24, 2010, the Board adopted a charter for the creation and governance of the Compensation Committee of the Board.  The Committee is composed of directors from the Board who are “independent” of management of the Company as provided by applicable law and regulations.   Messrs. Yang Baoquan, Liu Darong and WangAnxue will serve as members of the Compensation Committee.  Mr. Yang Baoquan, will serve as the Chairman of Compensation.

On September 24, 2010, the Board adopted a charter for the governance of the Corporate Governance and Nominating Committee of the Board, effective October 1, 2010.  Messrs. Liu Darong, Yang Baoquan and Zhang Xinmin will serve as members of the Nominating and Corporate Governance Committee.  Mr.Liu Darong will serve as the Chairman of the Corporate Governance and Nominating Committee.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Charter of the Audit Committee
99.2	Charter of the Compensation Committee
99.3	Charter of the Corporate Governance and Nominating Committee

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YaSheng Group

Date: October 13, 2010	By:	/s/ Changsheng Zhou
Name: Changsheng Zhou
Title: Chief Executive Officer